FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                                                        CONTACT
September 5, 2006                                                                                 Mary K. Waters
                                                                                       202-872-7700

Farmer Mac Reports Officers’ Amendments to
10b5-1 Trading Plans

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) reported that two of its officers have amended existing prearranged trading plans, in accordance with Securities and Exchange Commission Rule 10b5-1 and Farmer Mac’s policy on securities trades by company personnel. The plans were entered into and were amended by the officers for personal financial planning purposes.

Under Rule 10b5-1, directors and officers of a company may adopt a prearranged plan or contract for the sale of the company’s securities under specified conditions and times if the person has no material non-public information about the company. The plans were originally adopted in November 2005 by Henry D. Edelman, President and CEO, and Nancy E. Corsiglia, Vice President and CFO, with respect to options to purchase shares of Farmer Mac Class C Common Stock that will expire by their terms in 2007 and 2010. The amendments replenish in part stock previously sold under the officers’ plans by adding options to purchase 58,956 shares for Mr. Edelman and 18,630 shares for Ms. Corsiglia, granted to the respective officer in 1998 that will expire by their terms in 2008. The amendments also extend the term of each plan to December 31, 2007.

Farmer Mac is the stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans.

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